Exhibit 99.1

Blount Updates 2013 Guidance and Provides 2014 Outlook

•	Estimated 2013 sales and Adjusted EBITDA below guidance on soft sales and higher administrative expenses

•	Estimated 2013 full year free cash flow of $67 million; 12% above expectation

•	2014 sales and earnings outlook provided

•	Strategic plan and long-term targets updated

•	New supply agreement with Husqvarna

•	Forestry plant consolidation nearly completed; blade plant consolidation announced

PORTLAND, OR - February 10, 2014: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) today announced updated guidance for the full year ended December 31, 2013 along with preliminary expectations for 2014 and the long-term financial targets of the Company’s updated strategic plan. Information contained within this news release is based on estimates of financial results and is unaudited. Actual 2013 financial results will be released near the conclusion of the annual audit process.

Estimated 2013 sales were $901 million, a three percent decrease versus 2012. Estimated 2013 Earnings Before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”) for 2013 was $125 million compared to $136 million in the prior year. Results exclude any impact of potential non-cash impairment charges related to goodwill and other indefinite lived intangible assets.

“Although our Farm, Ranch, and Agriculture (“FRAG”) business outperformed the prior year, the results for our Forestry, Lawn, and Garden (“FLAG”) business continued to reflect the soft market demand we experienced throughout 2013. Overall, we expect our results to be below our latest guidance for 2013, particularly in Europe and Asia. Despite the slow market for FLAG products, however, we were able to generate significant free cash flow during 2013, and we paid off debt to retain a strong balance sheet,” stated Josh Collins, Blount’s Chairman and CEO. “As our preliminary guidance for 2014 indicates, we believe demand will be moderately better in 2014, and we believe both revenue and profitability will improve versus 2013.”

“In other news, our Portland, Oregon plant consolidation is nearly complete, and we recently reached a new supply agreement with Husqvarna, which will continue our strong partnership that has endured for several decades,” continued Mr. Collins. “We look forward to contributing to Husqvarna’s future success as a leading supplier of outdoor power equipment, and we will continue to provide high-quality components that complement their brands.”

Estimated Operating Results for the Year Ended December 31, 2013
Blount operates primarily in two business segments - the Forestry, Lawn, and Garden segment and the Farm, Ranch, and Agriculture segment. The Company reports separate results for the FLAG and FRAG segments. Blount’s Concrete Cutting and Finishing (“CCF”) business is included in “Corporate and Other.”

Estimated Sales, Contribution to Profit and Adjusted EBITDA by Segment
Estimated sales, contribution to profit, and Adjusted EBITDA are summarized by segment for 2013 in the table below. The estimated total change compared to 2012 is provided for reference.

Estimated, Unaudited Segment Results
(in millions; amounts may not sum due to rounding)
	Full Year 2013
	FLAG	FRAG	Corp/Other	Total
Sales	$613	$260	$27	$901
Increase / (Decrease) v prior year	$(37)	$9	$1	$(27)
Direct Contribution to Operating Income	$113	$12	$(62)	$64
Shared Service Expenses	$(27)	$(9)	$36	$—
Contribution to Operating Income	$87	$3	$(26)	$64
Increase / (Decrease) v prior year	$(22)	$10	$(4)	$(16)
Adjusted EBITDA[1]	$114	$21	$(10)	$125
Increase / (Decrease) v prior year	$(21)	$11	$(2)	$(12)

1Adjusted EBITDA is a non-GAAP measure and is reconciled to Operating Income in the attached table.

The estimated 2013 FLAG segment sales were about six percent lower than full year 2012, due primarily to continued market softness in Europe, Russia, and Asia. Estimated 2013 FLAG contribution to operating income and Adjusted EBITDA were lower than in 2012 as sales volume declines and higher product costs and mix negatively affected FLAG operating results.

The FRAG segment reported estimated 2013 sales of $260 million, which represents about a four percent increase from 2012 levels primarily due to increased market demand and related shipments of log splitters and tractor attachments. Estimated 2013 FRAG contribution to operating income and Adjusted EBITDA was higher year-over-year as the segment made gains in operating efficiencies and benefited from the stronger demand.

Corporate and Other generated estimated net expense of $26 million in 2013 compared to net expense of approximately $21 million in 2012. The increase in net expense was driven mostly by charges related to consolidation of saw chain manufacturing facilities in Portland, Oregon and a significant increase in estimated fees for our 2013 external and internal financial statement audit services recognized in the fourth quarter. Both the restructuring and the 2013 audit developments are discussed further below.

The primary factors driving lower than expected 2013 full year results are outlined in the table below.

Reconciliation to Previous Outlook
(in millions; amounts may not sum due to rounding)
	Sales	EBITDA
Previous Outlook	$910	$130
Sales Volume, net	(9)	(3)
Additional Audit Cost	0	(3)
Other Spending, net	0	1
Estimated Actual	$901	$125

Backlog

Segment backlog at December 31, 2013 is summarized in the table below with a comparison to September 30, 2013 and December 31, 2012 levels.

Segment Backlog Summary
(in millions; amounts may not sum due to rounding)
	Backlog as of Month End,
	Dec 2012	Sept 2013	Dec 2013
FLAG	$168	$116	$151
FRAG	31	31	31
Corporate and Other	0	1	0
Total	$200	$148	$183

Segment backlog declined from December 31, 2012 mostly in the FLAG segment, which reflects lower overall demand as customers managed field inventory levels and deferred some orders to 2014.

Cash Flow and Debt
As of December 31, 2013, the Company had estimated net debt of $395 million, a decrease of $71 million from December 31, 2012 and a decrease of $9 million compared to September 30, 2013. Estimated free cash flow of $67 million was generated in 2013 compared to approximately zero in the prior year. Estimated free cash flow was generated by a combination of reduced working capital and reduced capital spending as the Company managed the business to maximize cash flow while addressing softer market demand in 2013. Net working capital decreased by an estimated $19 million for 2013 compared to a $21 million increase in 2012. Working capital benefited from higher accounts receivable collection along with inventory reduction in 2013. Estimated net capital spending in 2013 was $30 million, a reduction of about $22 million from the prior year, primarily as a result of lower capacity capital spending in the Fuzhou, China plant. The Company defines free cash flow as cash flow from operating activities less net capital spending.

The ratio of estimated net debt to estimated last-twelve-months (“LTM”) Adjusted EBITDA was 3.2x as of December 31, 2013, a decrease from 3.4x at December 31, 2012. The decrease in leverage from the end of 2012 is primarily the result of improved estimated free cash flow and resulting estimated net debt reduction, partially offset by lower estimated Adjusted EBITDA for the year ended December 31, 2013 compared to the prior year.

Other Developments

Restructuring Update
The Company’s previously announced consolidation of saw chain manufacturing facilities in Portland, Oregon into one location was substantially completed by December 31, 2013. As part of the consolidation, saw chain manufacturing has been discontinued at the former Carlton Company facility acquired in 2008, and Carlton products are now produced at Blount’s other FLAG production facilities. With the consolidation, the Company expects to achieve more timely delivery by manufacturing closer to its customers. The consolidation provided an overall net reduction in global FLAG manufacturing headcount of approximately 200 positions and annual cost savings are expected to be between $6 million and $8 million. Estimated expenses of $8 million were incurred in 2013 to accomplish the plant consolidation and other forestry manufacturing workforce reductions, of which nearly $4 million are cash transition costs (including severance and moving expenses) and approximately $4 million represents non-cash charges for accelerated depreciation on equipment to be idled and a write-down of land and building carrying value. Additional expenses of up to $1 million may be incurred in the first quarter of 2014 as the Company completes the transition out of the former Carlton Company facility.

Husqvarna Supply Agreement
Blount recently entered into a new long-term supply agreement with The Husqvarna Group (“Husqvarna”). The Company has been a strategic supplier of forestry-related and other products to Husqvarna for many decades. The new supply agreement expires at the end of 2017, and it replaces the existing supply agreement that would have expired at the end of 2015. Under the terms of the agreement, Blount is the exclusive, third-party supplier to Husqvarna for saw chain products as well as laminated and solid guide bars and certain other chain saw-related parts. The supply agreement also provides a mechanism to extend the contract further into the future, should both companies elect to do so.

Strategic Plan Update
The Company completed a strategic plan review in 2013. Details of our updated strategic plan are included in a Company overview presentation on the Company’s web site. As an outcome of our strategic planning, we are targeting 2018 sales of more than $1.1 billion and Adjusted EBITDA of approximately $175 million. Free cash flow generation over the strategic planning horizon will be primarily dedicated to repayment of debt and funding strategic initiatives. At lower leverage levels, we anticipate either paying a dividend or implementing a stock repurchase program in order to return capital to shareholders.

Pentruder Distribution Rights
On January 21, 2014 the Company entered into an agreement with Tractive AB (“Tractive”) of Sweden and Pentruder Inc. of Chandler Arizona (“Pentruder”) to become the exclusive distributor of Pentruder high-performance concrete cutting systems in the Americas. Blount, through its Concrete Cutting and Finishing brand ICS, will market, sell, and support the Pentruder line of wall saws, wire saws, core drills and all parts and accessories in the Americas through the ICS direct sales team and its Portland, Oregon based headquarters. The agreement offers ICS customers an expanded selection of complementary products.

North America Blade Plant Consolidation
In 2014, the Company will consolidate its North American lawn and garden blade manufacturing into its Kansas City, Missouri plant. Lawn and garden blades have historically been manufactured in Queretaro, Mexico, and Kansas City, Missouri. The Queretaro facility was acquired with PBL in 2011 and brought important blade manufacturing technology to the Company. Once complete, cost reductions of approximately $2 million are expected from the consolidation on a full year basis, including the elimination of approximately 35 manufacturing positions. The Company expects to incur expenses of between $1 million and $2 million in 2014 to consolidate the manufacturing operations, of which approximately half are cash transition costs for severance, dismantling, moving expenses, cleanup, and exit activities, with non-cash charges for accelerated depreciation and equipment impairment charges representing the other half. The Queretaro facility ceased operation on January 23, 2014 and is currently leased through September 2014.

2013 Financial Statement Audit
The Company is working to remediate the internal control weaknesses indicated in our December 31, 2012 Form 10-K/A. However, due to the timing of identification of certain of these internal control weaknesses, we believe that full remediation as of December 31, 2013 is unlikely and may result in disclosure of some material internal control weaknesses in our December 31, 2013 Form 10-K. Determination of any specific control weaknesses and related impacts will be concluded near the filing of our December 31, 2013 Form 10-K.

The Company expects that non-cash impairment charges will be recorded for both goodwill and certain other indefinite-lived intangible assets, both related to acquisitions made in recent years. Accounting principles generally accepted in the United States (“U.S. GAAP”) governing the accounting for intangible assets are complex and multiple steps are prescribed in the assessment and determination of related impairment charges. As a result, an estimate of any potential impairment charge resulting from application of the required accounting has not yet been completed. Conclusion of the impairment measurement process is expected near the filing of our December 31, 2013 Form 10-K. We have approximately $46 million of goodwill and $6 million of other indefinite-lived intangible assets recorded relating to the acquisitions of SpeeCo and PBL, both of which we believe are at risk for impairment under U.S. GAAP. Any charge taken will be reflected as a non-cash charge to operating income.

Our independent registered public accounting firm has notified the Company that completion of the 2013 audit prior to the deadline for filing the Company’s December 31, 2013 Form 10-K is unlikely to occur due primarily to the factors described above. Additionally, estimated fees to complete the audit have increased by approximately $3 million over the amount previously communicated between the parties and resulted in a corresponding, and unexpected, increase in administrative expenses in the fourth quarter of 2013.

2014 Financial Outlook

The Company’s 2014 financial targets are for sales to range from $925 million to $950 million and Adjusted EBITDA to range from $130 million to $135 million. Our target for sales assumes growth in FLAG segment sales of approximately four percent and growth in FRAG segment sales of approximately eight percent, both compared to estimated full year 2013 levels. Adjusted EBITDA levels are the result of moderately higher expected demand in FLAG, partially offset by investment spending on strategic initiatives to position our company for long-term growth. Free cash flow is expected in the $35 million range after approximately $45 million of capital spending.

A comparison of key operating indicators for 2012 actual results, 2013 estimated results, and preliminary 2014 targets is provided in the table below.

(In millions)	2012 Actual	2013 Point Estimate	2014 Midpoint
Sales	$928	$901	$937.5
Adjusted EBITDA	$136	$125	$132.5
Free Cash Flow	$—	$67	$35.0
Net Capital Expenditures	$52	$30	$45.0
Net Debt at Period End	$467	$395	$360
Net Debt/Adjusted EBITDA	3.4x	3.2x	2.7x

Adjusted EBITDA and Free Cash Flow are non-GAAP measures and are reconciled to Operating Income and Cash Flow from Operating Activities, respectively, in the attached table.

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Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, and ICS® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Estimated Segment Results by Quarter

Estimated, Unaudited Segment Results
(in millions; amounts may not sum due to rounding)
	Quarter Ended December 31, 2013
	FLAG	FRAG	Corp/Other	Total
Sales	$148	$63	$6	$217
Increase / (Decrease) v prior year	$(18)	$6	$—	$(13)
Direct Contribution to Operating Income	$27	—	$(18)	$9
Shared Service Expenses	$8	$3	$(11)	$—
Contribution to Operating Income	$20	$(2)	$(8)	$9
Increase / (Decrease) v prior year	$(7)	$2	$(5)	$(10)
Adjusted EBITDA	$26	$2	$(3)	$26
Increase / (Decrease) v prior year	$(7)	$2	$(2)	$(6)

US GAAP to Non-GAAP reconciliation

Estimated, Unaudited Net Sales and Adjusted EBITDA
(in millions; amounts may not sum due to rounding)
	2012 Actual				2013 Estimated
	Forestry, Lawn & Garden	Farm, Ranch & Agriculture	Corporate & Other	Total Blount	Forestry, Lawn & Garden	Farm, Ranch & Agriculture	Corporate & Other	Total Blount
Net Sales	$650	$251	$26	$928	$613	$260	$27	$901
Operating income	$108	$(7)	$(21)	$79	$87	$3	$(26)	$64
Depreciation	23	5	1	29	25	5	3	33
Non-cash acquisition accounting charges	4	12	—	16	2	13	—	15
Non-cash stock compensation	—	—	6	6	—	—	6	6
Subtotal	135	10	(15)	129	114	21	(17)	117

Other Adjustments
Facility closure & restructuring	—	—	7	7	—	—	6	6
Asset charge offs	—	—	—	—	—	—	1	1
Adjusted EBITDA	$135	$10	$(8)	$136	$114	$21	$(10)	$125

Estimated, Unaudited Net Sales and Adjusted EBITDA
(in millions; amounts may not sum due to rounding)
	Q4 2012 Actual				Q4 2013 Estimated
	Forestry, Lawn & Garden	Farm, Ranch & Agriculture	Corporate & Other	Total Blount	Forestry, Lawn & Garden	Farm, Ranch & Agriculture	Corporate & Other	Total Blount
Net Sales	$166	$57	$6	$230	$148	$63	$6	$217
Operating income	$26	$(4)	$(3)	$19	$20	$(2)	$(8)	$9
Depreciation	6	1	—	7	6	1	2	10
Non-cash acquisition accounting charges	1	3	—	4	1	3	—	4
Non-cash stock compensation	—	—	1	1	—	—	1	1
Subtotal	33	—	(1)	32	26	2	(5)	24

Other Adjustments

Facility closure & restructuring	—	—	—	—	—	—	1	1
Adjusted EBITDA	$33	$—	$(1)	$32	$26	$2	$(3)	$26

Estimated Free Cash Flow	Year Ended December 31,
(in millions; amounts may not sum due to rounding)	2012 Actual	2013 Estimated
Net cash provided by operating activities	$51	$97
Net purchases of property, plant, and equipment	(52)	(30)
Estimated Free Cash Flow	$—	$67